Exhibit 5.11

First Mining Gold Corp.
Suite 1800 – 925 West Georgia Street
Vancouver, B.C. V6C 3L2

I hereby consent to the (i) use of my name in connection with reference to my involvement in the preparation of certain technical information found in the report entitled “Technical Report and Resource Estimation Update, Goldlund Gold Project, Sioux Lookout, ON” with an effective date of March 15, 2019 (the “Report”), and (ii) the inclusion and incorporation by reference of information derived from such Report, in First Mining Gold Corp.’s Registration Statement on Form F-10 (File No. 333-231801).

Sincerely,

/s/ Todd McCracken

Todd McCracken, P.Geo.

Dated the 24th day of June, 2019.